EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated July 14, 2006 relating to the consolidated balance sheet of Smith & Wesson Holding Corporation and subsidiaries as of April 30, 2006, the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows and the related financial statement schedule of valuation and qualifying accounts for the year ended April 30, 2006 and the effectiveness of Smith & Wesson Holding Corporation’s internal control over financial reporting as of April 30, 2006 appearing in the Company’s Annual Report on Form 10-K for the year ended April 30, 2006.
We also consent to the reference to us under the caption “Experts” in the prospectus.
/s/ BDO Seidman, LLP
Boston, Massachusetts
August 23, 2006